EX-16

                    LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

August 3, 1999

Mr. Thomas Reichman
Capitol Silver Mines
410 Broadway, Suite 204
Laguna Beach, Ca 92651

Dear Mr. Reichman:

Please be advised that our firm will not perform the audit on Internet Culinary Corporation. we recently lost a key member of our accounting staff and presently not adequately staffed to perform an audit of your company (to SEC standards) in a timely fashion. We are interviewing staff and should expect to be available to you in the future should your company need our accounting services.

If you have any further questions regarding the above, please do not hesitate to contract me.

Sincerely,

/s/ John P Semmens
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John P Semmens CPA